PROXY STATEMENT


        This Proxy Statement is furnished in connection with solicitation of the enclosed proxy by Bath National Corporation (the Company) in connection with the annual meeting of shareholders of the Company to be held on April 16, 1997.

        The principal executive offices of the Company are located at 44

        Liberty Street, Bath, New York  14810.  The approximate date on which this proxy statement and the enclosed proxy are being sent to the shareholders is March 25, 1997.

        The close of business on March 25, 1997 has been fixed as the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting.  On that date there will be outstanding

        1,365,801 shares of Common Stock, each of which is entitled to one vote on each matter at the meeting.

        The enclosed proxy, if properly completed, signed and returned prior to the meeting, will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified, it will be voted in favor of the proposals set forth in the notice attached hereto.  A shareholder giving a proxy has the right to revoke it at any time before it has been voted by (i) giving written notice to that effect to the Secretary of the Company, (ii) executing and delivering a proxy bearing a later date which is voted at the Annual

        Meeting, or (iii) attending and voting in person at the Annual

        Meeting.  If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the shareholder may interpret such action differently.  The Company's by-

        laws govern the methods for counting votes and, subject thereto, vest this responsibility in the inspectors of election appointed to perform this function.

                                ELECTION OF DIRECTORS

        The Company's Board of Directors is divided into three classes, one of which is elected at each Annual Meeting for a term of three years and until their successors have been elected and qualified.  The terms of Edward C. Galpin, Lisle E. Hopkins, Lawrence C. Howell and

        Freeman H. Smith, III expire this year and the Board of Directors has nominated each of them to serve as a director as follows:

                Edward C. Galpin                   three years
                Lisle E. Hopkins                   three years
                Lawrence C. Howell                 three years
                Freeman H. Smith, III              three years

        The Board of Directors believes that they will be available and able to serve as directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of

        Directors.

        Directors are elected by a plurality of the votes cast by

        shareholders entitled to vote in the election.  If a shareholder voting by proxy withholds authority to vote for all or specific nominee(s), the shareholder's shares will be treated as having been voted against such nominee(s).

        The Board of Directors of the Company has no committees since the primary source of funds is the Bank and officers of the Company received no compensation as such.  The Board of Directors of the

        Bank, comprising the same individuals as the board of the Company,

        has the following committees: an Asset/Liability Management

        Committee; an Audit Committee; a Building Committee; a Compliance

        Committee; an Electronic Data Processing (EDP) Steering Committee; an

        Investment Committee; a Long Range Planning Committee; a Pension Fund

        Review Committee; a Salary Committee; and a Trust Committee.

        The members of the Asset/Liability Management Committee are: Laverne

        H. Billings, Robert H. Cole, Herbert Fort, Edward C. Galpin and

        Freeman H. Smith, III.  This committee is responsible for

        establishing goals with respect to (i) the so-called interest rate

        "gap" between earning assets and liabilities and (ii) liquidity, in each case of Bath National Bank ("Bank") and reviewing performance against those goals.  In 1996 this Committee held three meetings.

        The members of the Audit Committee are Theodore P. Capron, Lisle E.

        Hopkins and Lawrence C. Howell.  This Committee is responsible for evaluating internal and external audits, the independence of the

        Company's auditors, compliance with banking laws and regulations and accounting principles, internal controls and compliance with certain

        Bank policies.  The Committee is also responsible for recommendations to the Board of Directors in matters within its jurisdiction,

        including the Company's choice of external auditors for the Bank and the results of any audit.  In 1996, this Committee held four meetings.

        The members of the Building Committee are Laverne H. Billings,

        Theodore P. Capron, Robert H. Cole, Freeman H. Smith, III and Alan J.

        Wilcox.  This Committee, which did not meet in 1996, is responsible for the review of facilities and renovations.

        The members of the Compliance Committee are Laverne H. Billings,

        Robert H. Cole, Herbert Fort, Edward C. Galpin, Lisle E. Hopkins and

        Douglas L. McCabe.  This Committee, which held three meetings in

        1996, is charged with the oversight of compliance by the Company and the Bank with applicable bank holding company and banking laws and regulations.

        The members of the EDP Steering Committee are Robert H. Cole, Herbert

        Fort, Edward C. Galpin and Lawrence C. Howell.  This Committee, which held one meeting in 1996, reviews developments in bank electronic data processing, establishes guidelines for electronic data processing by the Bank and monitors implementation of the guidelines.

        The members of the Investment Committee are Laverne H. Billings,

        Robert H. Cole, Herbert Fort, Edward C. Galpin and Alan J. Wilcox.

        This Committee was established in September 1993 to provide additional oversight of the monitoring of the investment officer and to review broker-dealers, consultants and quality of the portfolio.

        The Committee held three meetings in 1996.

        All of the directors serve on the Long Range Planning Committee.

        This Committee, which held three meetings in 1996, one of which was a day long retreat, is responsible for developing long range goals for the Bank.

        The members of the Pension Fund Review Committee are Theodore P.

        Capron, Robert H. Cole, Herbert Fort, Edward C. Galpin and Patrick

        Sullivan.  This Committee reviews the performance of the investment manager of the Company's defined contribution plan and the profit sharing/401K plan, and oversees certain aspects of the administration of the plans.  This Committee met once in 1996.

        The members of the Salary Committee are Herbert Fort, Constance

        Manikas, Joseph F. Meade, Jr., Patrick Sullivan and Alan J. Wilcox.

        This Committee, which held one meeting in 1996, makes recommendations to the Board of Directors with respect to officer salaries.

        The members of the Trust Committee are Robert H. Cole, Constance

        Manikas and Joseph F. Meade, Jr.  This Committee, which met three times in 1996, is responsible for oversight of the trust operations of the Bank.

        The Bank also has an Executive Loan Committee and a Loan Review

        Committee on which some directors sit with Bank officers.  These are not, however, committees of the Board of Directors.

        Directors of the Bank receive a monthly fee of $1,000.

        The Bank has a deferred trustee fee plan which provides that following ten year's continuous service on the Board of Directors,

        and after attaining the age of sixty-two, those directors serving on the Board on June 15, 1989 and who met such criteria after leaving the Board are entitled to receive $250.00 per month for a period of five years.  The estimated present value of the benefit obligation,

        which is included in other liabilities in the Company's 1996 consolidated balance sheet, was $165,000.  Robert H. Cole, President of the Company and of the Bank, is one of the directors entitled to receive fees under the foregoing plan.

        The Board of Directors of the Company met four times and the Board of

        Directors of the Bank met thirteen times during 1996.  In 1996, all of the directors attended at least 75% of the total number of meetings of the Board of Directors of the Company with the exception of Mr. Howell, who attended 50% of the meetings, and of the Bank, and
        of Board Committees on which they served.

        Certain information about the nominees and those directors whose terms of officer will continue after the annual meeting is set forth below.

                                                    PRINCIPAL OCCUPATION
                                DIRECTOR   TERM     AND OTHER DIRECTORSHIPS
        NAME AND AGE            SINCE      EXPIRES  HELD IN PUBLIC COMPANIES

        Nominees:

        Edward C. Galpin        1983       1997     Vice President/Treasurer
            (50)                                    Bath National Corporation
                                                    Executive Vice President
                                                    Bath National Bank

        Lisle E. Hopkins        1983       1997     Secretary since 1994
            (81)                                    Retired Dairy Farmer

        Lawrence C. Howell      1990       1997     Retired Dairy Farmer
            (59)

        Freeman H. Smith, III   1992       1997     Director State
            (53)                                    Government Relations
                                                    Corning, Inc.

        Other Directors:

        Laverne H. Billings     1990       1998     President
            (66)                                    R. C. Billings, Inc.

        Theodore P. Capron      1985       1998     Retired Bank President
            (74)

        Constance Manikas       1993       1998     President
            (56)                                    Pecon Company, Inc.

        Douglas L. McCabe       1993       1998     Sr. Vice President
            (49)                                    Bath National Bank

        Joseph F. Meade, Jr.    1983       1998     Retired President
            (75)                                    Mercury Aircraft Corp.

        Robert H. Cole          1983       1999     President since 1990
            (69)                                    Bath National Corporation
                                                    Bath National Bank
                                                    Partner-Cole, Latham and
                                                    Joint, P.C.

        Herbert Fort            1983       1999     Retired Bank President
            (72)                                    since December 31, 1989

                                                    Chairman of the Board
                                                    since 1990

        Patrick Sullivan        1989       1999     Retired Auto Dealer
            (66)

        Alan J. Wilcox          1994       1999     President
            (42)                                    A H Wilcox & Sons, Inc.

        Messrs. Cole, Galpin and McCabe, along with Delos S. Billings, Senior

        Vice President and Ellsworth W. Beckman, Jr., Senior Vice President

        of the Bank, constitute the executive officers of the Company and of the Bank.

                                   STOCK OWNERSHIP

        The Company does not know of any persons who are beneficial owners of more than 5% of its outstanding Common Stock.

        The following table sets forth information, as of March 1, 1997, with respect to the beneficial ownership of the Company's Common Stock by

        (a) each of the directors of the Company, (b) the Company's Chief

        Executive Officer and (c) all directors and executive officers of the

        Company.


                                              Number of Share      Percent
        Name                                  of Common Stock      of Class

        Laverne H. Billings                        8,211               .60
        Theodore P. Capron                         2,400               .18
        Robert H. Cole                            30,467              2.23
        Herbert Fort                                 842               .06
        Edward C. Galpin                           6,924               .51
        Lisle E. Hopkins                          10,569               .77
        Lawrence C. Howell                         2,955               .22
        Constance Manikas                            770               .06
        Douglas L. McCabe                          2,245               .16
        Joseph F. Meade, Jr.                      12,000               .88
        Freeman H. Smith, III                     12,000               .88
        Patrick Sullivan                          10,006               .73
        Alan J. Wilcox                               700               .05

        ALL DIRECTORS AND EXECUTIVE
        OFFICERS AS A GROUP (13 PERSONS)         100,089              7.33%

        For purposes of the table above, under the rules of the Securities and Exchange Commission, an individual is considered to "beneficially own" any shares of common stock of the Company, (i) over which he or she exercises sole or shared voting or investment power, or (ii) of which he or she has the right to acquire beneficial ownership within sixty days.  As used herein, "voting power" is the power to dispose or direct the disposition of shares.  All persons shown in the table above have sole voting and investment power.

                          COMPENSATION OF EXECUTIVE OFFICERS

        REPORT OF BOARD OF DIRECTORS

        The Board of Directors of the Bank establishes the compensation for executive officers of the Bank.  Executive officers of the Company are not compensated as such.  The Board of Directors of the Company,

        which comprises the same persons as the Bank Board, reviews any such compensation.



        Principles of Executive Compensation

        The Bank's Executive Compensation Policy, which applies to the CEO and all other executive officers, is intended to align executive compensation with the long-term interests of Company shareholders.

        In applying this policy the Board of Directors (the "Board") has followed a program to:

                   Establish salary and annual bonus opportunities to attract, motivate and retain executive talent necessary for the long-term success of the Company.

                   Integrate cash and compensation so as to reward executives for performance that enhances the long-term value of the shareholder equity.

        Executive Compensation Program

        The total compensation program consists of cash based compensation.

        Cash compensation consists of a base salary, with an opportunity for an annual bonus for the CEO, Executive Vice President, Senior Vice

        President-Lending and Senior Vice President-Mortgages.

        The Bank participates in salary surveys both on a regional and national level to help ensure that the Bank's salary structure is competitive within the banking industry.  The Board determines salary ranges for key executives.  The Board evaluates at least annually the performance of executive officers and approves any adjustment in base compensation.  The following table shows the compensation of those executive officers of the Bank who received aggregate annual salary and bonus in excess of $100,000 in 1996.


                              SUMMARY COMPENSATION TABLE
        ---------------------------------------------------------------------
                                ANNUAL COMPENSATION
        ---------------------------------------------------------------------
        Name and
        Principal
        Position          Year  Salary     Bonus   All Other Compensation <F1>

        Robert H. Cole    1996  $160,000   $57,500        $20,422
        President         1995   160,000    48,000         21,194
                          1994   150,000    42,365         21,150

        Edward C. Galpin  1996  $100,000   $28,700        $21,240
        Executive Vice    1995   100,000    20,600         18,161
         President        1994    94,500    21,182         21,646

        Douglas McCabe    1996  $ 90,000   $28,700        $20,077
        Senior Vice       1995    90,000    20,600         14,011
        President         1994    75,075    21,240         14,591
        ---------------------------------------------------------------------
[FN]
        <F1>Represents the Bank's contribution to Mr. Cole's, Mr. Galpin's and Mr. McCabe's account in the Company's non-contributory profit sharing plan and defined contribution retirement plan.  The Bank has entered into a severance compensation agreement with Mr.

            Galpin and Mr. McCabe.

            In the case of Mr. Galpin, the agreement provides that upon terminating Mr. Galpin's employment, as a result of or following any change in control of the Bank, he is entitled as a severance fee an amount equal to 5 times the prior year's compensation

            (including bonuses and profit sharing plan contributions).

            If Mr. Galpin's employment had terminated at the end of 1996 under circumstances requiring payment under the agreement, he would have been entitled to receive a lump sum of $695,000.

            In the case of Mr. McCabe, the agreement provides that upon terminating Mr. McCabe's employment, as a result of or following any change in control of the Bank, he is entitled as a severance fee an amount equal to 5 times the prior year's compensation

            (including bonuses and profit sharing plan contributions).  If

            Mr. McCabe's employment had terminated at the end of 1996 under circumstances requiring payment under the agreement, he would have been entitled to receive a lump sum of $645,000.

        The following graph compares the yearly percentage change in the

        Company's cumulative total shareholder return on its common stock over the prior five years (assuming reinvestment of dividends at date of payment in common stock of the Company) with the cumulative total return of the Russell 2000 stock index and the cumulative total return of a peer group of financial institutions.  The Company believes that while total shareholder return is a most important criteria of corporate performance, it is subject to the vagaries of the market.  In addition to the creation of shareholder value, the

        Company's executive compensation program is based on operating and strategic results. For members of the Compensation (Salary)

        Committee refer to page 5 of this Proxy statement.







                                             Cumulative Total Return

                                     12/91  12/92  12/93  12/94  12/95  12/96

        Bath National Bank   Bath    100    112    148    190    238    304

        RUSSELL 2000         IR20    100    119    141    139    178    207

        NASDAQ BANK          INAB    100    146    166    165    246    326

        The Bank has extended credit to directors and officers of both the

        Company and the Bank since the Company and Bank commenced business.

        In the opinion of management, these loans were made in the ordinary course of business and were made on substantially the same terms,

        including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

        Mr. Robert H. Cole, Director and Officer of the Company and the Bank,

        is a member of the law firm Cole, Latham and Joint, P.C.  The Company and the Bank paid a total of $63,286.25 to Cole, Latham and Joint,

        P.C. for legal services rendered during 1996.



                                 INDEPENDENT AUDITORS

        The Board of Directors has recommended that Urbach Kahn & Werlin PC be appointed as independent auditors of the Company for 1997.  A representative of that firm will be present at the meeting with the opportunity to make a statement and will be available to respond to appropriate questions.



                              PROPOSALS OF SHAREHOLDERS

        In order to be eligible for inclusion in the Company's proxy statement and form of proxy for next year's Annual Meeting,

        shareholder proposals that action be taken at the meeting must be received at the Company's principal executive offices by December 16,

        1997.

                                    OTHER MATTERS

        The Board of Directors of the Company knows of no other matters to be presented at the meeting.  However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

        The cost of solicitation of proxies will be borne by the Company.  In addition to solicitation by mail, some officers and regular employees of the Company may, without extra compensation, solicit proxies personally or by telephone or telegraph and the Company will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners and will reimburse their expenses.

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of

        Common Stock of the Company. To the Company's knowledge, based solely on review of copies of reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.



        SHAREHOLDERS MAY RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT ON

        FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT

        CHARGE ON REQUEST TO THE SECRETARY, BATH NATIONAL BANK, 44 LIBERTY

        STREET, BATH, NEW YORK 14810.



        March 25, 1997

                                   By Order of the Board of Directors





                                   Patricia H. Crippen

                                   Secretary-Board of Directors